================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ____________


                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2



                           TECHPRECISION CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   878739 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                FEBRUARY 24, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [_]   Rule 13d-1(d)


================================================================================

======================                                               ===========
CUSIP NO.  878739 10 1                 13G                           PAGE 2 OF 7
======================                                               ===========

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       ROBERT K. LIFTON
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[_]
                                                                          (b)[X]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        150,000 shares of common stock
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,700,000 shares of common stock
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               150,000 shares of common stock
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,700,000 shares of common stock
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,850,000 shares of common stock
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES  [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON

       IN
================================================================================

======================                                               ===========
CUSIP NO.  878739 10 1                 13G                           PAGE 3 OF 7
======================                                               ===========

ITEM 1(a).       NAME OF ISSUER:
                 Techprecision Corporation
                 ---------------------------------------------------------------

ITEM 1(b).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                 One Bella Drive, Westminster, Massachusetts 01473
                 ---------------------------------------------------------------

ITEM 2(a).       NAME OF PERSON FILING:
                 Robert K. Lifton
                 ---------------------------------------------------------------

ITEM 2(b).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                 805 Third Avenue, New York, New York 10022
                 ---------------------------------------------------------------

ITEM 2(c).       CITIZENSHIP:
                 USA
                 ---------------------------------------------------------------

ITEM 2(d).       TITLE OF CLASS OF SECURITIES:
                 Common Stock
                 ---------------------------------------------------------------

ITEM 2(e).       CUSIP NUMBER:
                 878739 10 1
                 ---------------------------------------------------------------

======================                                               ===========
CUSIP NO.  878739 10 1                 13G                           PAGE 4 OF 7
======================                                               ===========

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                 (a) |_| Broker or dealer registered under Section 15 of the
                         Exchange Act.

                 (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

                 (c) |_| Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

                 (d) |_| Investment company registered under Section 8 of the
                         Investment Company Act.

                 (e) |_| An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

                 (f) |_| An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

                 (g) |_| A parent holding company or control person in
                         accordance with Rule 13d-1(b)(ii)(G);

                 (h) |_| A savings association as defined in Section 3(b) of
                         Federal Deposit Insurance Act;

                 (i) |_| A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

                 (j) |_| A non-U.S. institution in accordance with Rule
                         13d-1(b)(1)(ii)(J)

                 (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

          If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: ________

======================                                               ===========
CUSIP NO.  878739 10 1                 13G                           PAGE 5 OF 7
======================                                               ===========

ITEM 4.          OWNERSHIP.

                (a) Amount beneficially owned:
                    1,850,000 shares of common stock
                ----------------------------------------------------------------

                (b) Percent of class:
                    13.3%
                ----------------------------------------------------------------

                (c) Number of shares as to which such person has:

                    (i) Sole power to vote or to direct the vote 150,000 shares of common stock

                    (ii) Shared power to vote or to direct the vote 1,700,000 shares of common stock(1)

                    (iii) Sole power to dispose or to direct the disposition
                          of 150,000 shares of common stock

                    (iv) Shared power to dispose or to direct the disposition of 1,700,000 shares of common stock(1)
___________

(1) Such shares are held by Stanoff Corporation, which is beneficially owned by Robert Lifton and Howard Weingrow.

======================                                               ===========
CUSIP NO.  878739 10 1                 13G                           PAGE 6 OF 7
======================                                               ===========

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].
                 ---------------------------------------------------------------

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not Applicable.
                 ---------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable.
                 ---------------------------------------------------------------

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not Applicable.
                 ---------------------------------------------------------------

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable.
                 ---------------------------------------------------------------

ITEM 10.         CERTIFICATION.

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
                 ---------------------------------------------------------------

======================                                               ===========
CUSIP NO.  878739 10 1                 13G                           PAGE 7 OF 7
======================                                               ===========

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 5, 2010

                                                   By: /s/ Robert K. Lifton
                                                       -------------------------
                                                           Robert K. Lifton